UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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SAFEHOLD INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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For the Annual Meeting of Shareholders to be held on June 7, 2021

Re: Proposal 3 – Non-binding, advisory vote to approve executive compensation (“Say on Pay”)

June 3, 2021

Dear Safehold shareholder

At Safehold’s 2021 Annual Shareholder Meeting, our shareholders will vote for the first time on an advisory resolution to approve the compensation program for our named executive officers during 2020 (the “Say-on-Pay resolution”). Our board of directors recommends that shareholders vote in favor of the resolution.

Institutional Shareholder Services (“ISS”) has recommended that shareholders vote against the resolution based on certain concerns it expressed about the sufficiency of the disclosure of the compensation paid to our named executive officers by our external manager, iStar Inc. As stated in our Proxy Statement, our named executive officers are compensated under compensation arrangements made with iStar, and iStar has informed us that it does not segregate or identify the portion of the compensation awarded to our named executive officers that is attributable to their services to us. We have provided disclosure with respect to the information that was made available to us by iStar. Working together with our external manager, we are committed to enhancing our disclosure in the future. Accordingly, we encourage shareholders to support our Say-on-Pay resolution in this year’s proxy statement by voting FOR Proposal 3.